Exhibit 2.7

WARRANT

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of June 15, 2022, by and among Oaktree Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), Alvotech S.A., a limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) (the “RCS”) under number B258884 (“TopCo”), Continental Stock Transfer & Trust Company, a New York corporation, (“Existing Warrant Agent”), and Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, the “Warrant Agent”).

WHEREAS, the Company and the Existing Warrant Agent are parties to that certain Warrant Agreement, dated as of September 21, 2020, and filed with the United States Securities and Exchange Commission on September 22, 2020 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (i) 4,666,667 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (ii) 6,250,000 warrants as part of units to public investors in the Public Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;

WHEREAS, on December 7, 2021, that certain Business Combination Agreement (the “BCA”) was entered into by and among the Company, TopCo and Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (“Alvotech”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the BCA, the Company will merge with and into TopCo (the “First Merger”) with TopCo as the surviving company in the merger and immediately following the First Merger, TopCo will merge with and into Alvotech (“Second Merger”), with TopCo as the surviving company in the merger. In accordance with the provisions of the BCA, pursuant to the First Merger, each issued and outstanding ordinary share of the Company will be exchanged for one ordinary share of TopCo, par value $0.01 per share (“TopCo Shares”);

WHEREAS, upon consummation of the First Merger, and as provided in Section 4.5 of the Existing Warrant Agreement, the Public Warrants will no longer be exercisable for Class A Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination;

WHEREAS, in connection with the First Merger, the Existing Warrant Agent desires to assign all of its right, title and interest in the Existing Warrant Agreement to the Warrant Agent and the Warrant Agent wishes to accept such assignment;

WHEREAS, in connection with the First Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or correcting any mistake or defective provision contained therein or adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the rights of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. Effective as of the First Merger Effective Time (as defined in the BCA), the Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective as of the First Merger Effective Time, and the assumption of the Existing Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective as of the First Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the First Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

1.3 Change of Warrant Agent. Effective as of the First Merger Effective Time (as defined in the BCA), the Existing Warrant Agent hereby assigns to the Warrant Agent all of the Existing Warrant Agent’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and the Warrant Agent hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Existing Warrant Agent’s duties and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Merger Effective Time.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the First Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the rights of the registered holders.

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Oaktree Acquisition Corp. II, a Cayman Islands exempted company” and replacing it with “Alvotech S.A., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Alvotech S.A. rather than Oaktree Acquisition Corp. II. Furthermore, the preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”)” and replacing it with “Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, the “Warrant Agent”, also referred to herein as the “Transfer Agent”)”. As a result thereof, all references to the “Warrant Agent” and “Transfer Agent” in the Existing Warrant Agreement shall be references to Computershare Trust Company, N.A. and Computershare Inc. rather than Continental Stock Transfer & Trust Company.

2.2 Reference to TopCo Shares. All references to “Ordinary Shares” or “Class A ordinary shares of the Company, par value $0.0001 per share” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “TopCo Ordinary Shares” or “ordinary shares in the share capital of TopCo, nominal value of $0.01 per share.”

2.3 Section 3.3.1. Section 3.3.1 is hereby amended and restated in its entirety as follows:

“3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by (A) delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, and (ii) an election to purchase (“Election to Purchase”) any Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (B) the payment in full of the Warrant Price for each full Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a) in lawful money of the United States, by wire transfer of immediately available funds to an account designated by the Company for such purpose (including, for the avoidance of doubt, transfers by Participants in accordance with the Depositary’s procedures with respect to Book Entry Warrants);

(b) [Reserved];

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Ordinary Shares equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise and (ii) in all other scenarios the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Sponsor Exercise Fair Market Value (as defined in this subsection 3.3.1(c)) less the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the Ordinary Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.”

2.4 Section 3.3.5. The fifth sentence of Section 3.3.5 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Annual Report on Form 20-F or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding.”

2.5 Section 4.5 of the Existing Warrant Agreement is hereby amended by deleting the word “Form 8-K” and replacing it with the word “Form 6-K”.

2.6 Section 4.6 is hereby amended by adding, immediately after the first full sentence of Section 4.6, the following sentence:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice.”

2.7 Section 5.5 is hereby amended to add the following as the final sentence thereof:

“The Warrant Agent may countersign a Definitive Warrant Certificate in manual of facsimile form.”

2.8 Section 7.4 is hereby amended by adding new subsections 7.4.3 and 7.4.4 to the end thereof as follows:

“7.4.3. Calculation of Ordinary Shares to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the Ordinary Shares to be issued on such exercise is accurate.

“7.4.4. Delivery of Warrant Exercise Funds. Notwithstanding anything to the contrary herein, the Company acknowledges and agrees that (a) it has directed the Depositary to deliver all funds received by the Depositary in respect of exercises of Book-Entry Warrant in accordance with the Depositary’s procedures directly to the Company pursuant to instructions of the Company delivered to the Depositary, (b) it shall direct (or cause to be directed) holders of Definitive Warrants to make payment of any Warrant Price directly to the Company in accordance with Section 3.3.1, and (c) the Warrant Agent shall have no responsibility for any Warrant exercise funds and the Warrant Agent shall not incur any liability for such funds (including, without limitation, for any loss of funds or delays in the receipt of delivery thereof).”

2.9 Section 8.1 is hereby amended and restated in its entirety as follows:

“8.1. Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but neither the Company nor the Warrant Agent shall be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock. For the avoidance of doubt, the Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.”

2.10 Section 8.3.1 is hereby amended and restated in its entirety as follows:

“8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable expenses (including reasonable counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

2.11 Section 8.4.1 is hereby amended and restated in its entirety as follows:

“8.4.1 Reliance on Company Statement; Authorized Officers. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, the President or other principal officer of the Company; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.”

2.12 Section 8.4.2 is hereby amended and restated in its entirety as follows:

“8.4.2 Indemnity; Limitation on Liability. The Company covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with (i) the gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) any tax imposed on or calculated as a result of the net income received or receivable by the Warrant Agent under applicable law, for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability, other than liability arising out of or attributable to the Warrant Agent’s fraud, bad faith or willful (which fraud, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), of the Warrant Agent under this Agreement will be limited to the amount of fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under Sections 8.2.1, 8.3 and 8.4 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

2.13 Section 8.5 is hereby amended and restated in its entirety as follows:

“8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Ordinary Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Ordinary Shares.”

2.14 The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:

“8.7 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion.

8.8 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.9 Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.10 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.11 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.12 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.13 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent. The Warrant Agent shall promptly provide written notice to the Company of such ambiguity or uncertainty.

8.14 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.15 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.16 Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. In the event the Warrant Agent receives funds that need to be transferred to the Company, it shall forward such funds by the 5th business day of the following month by wire transfer to an account designated by the Company.

8.17. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

8.18 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person without the other party’s prior written consent, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

2.15 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Alvotech S.A.

9, rue de Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

Attention:                     Robert Wessman

                                      Tanya Zharov

E-mail:                         robert.wessman@alvogen.com

                                      tanya.zharov @alvotech.com

Furthermore, the address for notices to the Warrant Agent set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attention:                     Client Services

2.16 Section 9.8 is hereby amended to add the following sentences to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an authorized officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

2.17 Section 9.9 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, if any excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

2.18 The second sentence of the second paragraph of the Reverse Side of the Form of Warrant Certificate attached to the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“The holder of Warrants evidenced by this Warrant Certificate may exercise them by (i) surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed at the principal corporate trust office of the Warrant Agent, together with (ii) the payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement).”

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger and the Second Merger (as defined in the BCA) and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason. The Company shall promptly notify the Existing Warrant Agent and the Warrant Agent upon the occurrence of the First Merger and the Second Merger and also in the event the BCA is terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of TopCo or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or exchange of facsimile copies shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

OAKTREE ACQUISITION CORP. II

By:	/s/ Zaid Pardesi
Name: Zaid Pardesi
Title: Chief Financial Officer and Head of M&A

ALVOTECH S.A.

By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Chairman and Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, N.A.

By:	/s/ Stacy Aqui
Name: Stacy Aqui
Title: Vice President

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., On behalf of both entities

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Senior Manager, Corporate Actions

[Signature Page to Warrant Assumption Agreement]